UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016

KaloBios Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35798	77-0557236
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 250

Brisbane, CA  94005-1878

(Address of principal executive offices, including zip code)

(650) 243-3100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 24, 2016, the Board of Directors of KaloBios Pharmaceuticals, Inc. (the “Company”), following the recommendation of an independent compensation consulting group, approved a one-time equity award to each of the members of the Company’s Board of Directors (the “Directors”) and the Company’s Chief Executive Officer. Contingent upon the approval of the United States Bankruptcy Court overseeing the Company’s chapter 11 bankruptcy proceedings (the “Bankruptcy Court”), the Company will make (i) a one-time equity award to each of Ronald Barliant and David Moradi in an amount equal to 0.30% of the value of the Company’s common stock plus the equivalent of $300,000, and (ii) a one-time equity award to Dr. Cameron Durrant in an amount equal to 0.80% of the value of the Company’s common stock plus the equivalent of $100,000. The equity awards will be calculated based upon a valuation as of the effective date of the Company’s Plan of Reorganization and are estimated to result in the issuance of 93,730 shares of common stock to each of Mr. Barliant and Mr. Moradi and 135,502 shares of common stock to Dr. Durrant. The shares underlying these equity awards are subject to a one-year holding period before they may be sold. The equity awards were determined by the Board based upon an analysis by an independent consulting group of standard director and CEO compensation data for private and pre-IPO companies in the life science industry and the role of the Board of Directors and its workload during the Company’s chapter 11 bankruptcy process, among other factors. In considering and approving the equity awards, the Board also considered the fact that none of the Directors had received any equity compensation as part of their compensation for their services.

A motion to approve these equity awards has been filed with the Bankruptcy Court, a copy of which is being furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibit	Exhibit Description

99.1	Debtor’s Motion for Entry of an Order Approving One-Time Equity Award for its Board Members and Chief Executive Officer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KaloBios Pharmaceuticals, Inc.

By:	/s/ Cameron Durrant
Name: Cameron Durrant Title: Chairman of the Board and Chief Executive Officer

Dated: May 31, 2016